Exhibit 99.1

                   Digital Recorders, Inc. Announces
  Third Quarter 2005 Results; CEO Notes Long-Term Improvement Trends

    DALLAS--(BUSINESS WIRE)--Nov. 14, 2005--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, law enforcement, and security digital communications systems, announced today it posted a loss of 20 cents per share outstanding on revenue of $10.9 million, as compared to a loss of 8 cents per share outstanding on revenue of $11.5 million for the same period last year.
    "Our third quarter 2005 results reflect continued softness in the market, our increasing engineering workload, which required us to shift some deliveries to later periods, and investments we made in our new VacTell(TM) security-related products," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    According to Mr. Turney, the market softness is largely caused by the delayed federal funding legislation. "Although very positive and approximately a 45 percent increase in funding, as we have previously noted, the $286.4 billion transportation bill, The Safe, Accountable, Flexible, Efficient Transportation Equity Act -- A Legacy for Users (SAFETEA-LU), as signed into law in August 2005 is unlikely to be a significant influence on improving market conditions until or after mid-2006."
    Mr. Turney said the increased engineering workload stems largely from the increasing complexity and volume of projects in the Digital Recorders business unit as the Company moves further toward systems and systems integration, including the introduction of additional products and security offerings. "Addressing the engineering workload, we merged the engineering departments of our U.S. transportation communications segment and brought this area under the talented capability of a veteran DRI engineer and proven executive manager. This action, implemented in August, should help us to better allocate and cross-utilize our engineering resources. We also plan to have a modest increase in our engineering staff in 2006."
    Mr. Turney said the Company also made substantial investments during the third quarter in VacTell(TM), its new line of transit security products that were demonstrated and well received at the American Public Transportation Association (APTA) trade show in late September. "One-time spending in the quarter was significant due to APTA trade show expenses as we captured the once-every-three-year opportunity to efficiently market our products to a vast majority of our market's purchasing power -- all captured under one roof during an intense three-day period. Although these products and services will not have a material impact on the Company's 2005 results, we forecast additional expenses and demand increase materializing in 2006 and beyond as our customers strive to further mitigate security risks such as those recently threatened in New York City and Boston."
    Mr. Turney said Hurricanes Katrina and Rita had a minor impact on the Company's third quarter shipments. "However, Hurricane Wilma will have a negative impact on shipments during fourth quarter as two major projects had deliveries rescheduled to later periods."
    The Company filed its third quarter 2005 Form 10-Q with the Securities and Exchange Commission earlier today.

    Third Quarter 2005 Financial Results

    For the three months ended Sept. 30, 2005, revenue decreased by
5.4 percent to $10.9 million with a net loss of $2.0 million, or 20 cents per share on 9.7 million fully diluted, weighted-average shares outstanding. This compares to revenue of $11.5 million and net loss of $623 thousand, or 8 cents per share on 8.2 million fully diluted, weighted-average shares outstanding for the same period last year. The results are after $63 thousand and $57 thousand paid to preferred shareholders for the three months ended Sept. 30, 2005, and Sept. 30, 2004, respectively.
    Principally driving results for the three months ended Sept. 30, 2005, was the softness in revenues and continued pricing pressures, which management is working to offset. However, also negatively impacting results were expenses related to the ATPA trade show, an inventory write-down of $360 thousand, and an increase in the bad debt reserve of $100 thousand. Eliminating these and certain other less significant non-recurring items, the net loss for the three months ended Sept. 30, 2005, would have been $1.2 million, compared to a net loss of $623 thousand a year earlier.
    For the nine months ended Sept. 30, 2005, revenue decreased by 3.4 percent to $34.2 million with a net loss of $4.1 million, or 43 cents per share on 9.7 million fully diluted, weighted-average shares outstanding. This compares to revenue of $35.4 million and a net loss of $635 thousand, or 10 cents per share on 6.4 million fully diluted, weighted-average shares outstanding for the same period last year. The results are after $410 thousand and $231 thousand paid to preferred shareholders for the nine months ended Sept. 30, 2005, and Sept. 30, 2004, respectively.
    As in the three month period, results for the nine months ended Sept. 30, 2005, were principally also driven by softness in revenues, an inventory write-down of $370 thousand, an increase in the bad debt reserve of $240 thousand, and a $550 thousand non-cash charge in the second quarter stemming from our Series G Preferred Stock financing.
    As of Sept. 30, 2005, the Company had $6.2 million in working capital and $20.3 million in shareholders' equity. This compares to $7.9 million in working capital and $23.6 million in shareholders' equity as of Dec. 31, 2004. Based upon the third quarter results described herein, management expects tight cash in the fourth quarter and first quarter, a situation successfully faced before and one that is already being addressed by considering available alternatives.

    Long-Term Outlook

    Now that the Company has finalized its long-term strategic business plan, Mr. Turney reiterated that it holds the indication of significantly higher revenue levels leading to profitability. "This comes from a combination of initiatives launched in the past two years, including cost savings, investments in new products, investments in new served markets, alliances, intensified sales and marketing efforts, re-organization internally in some critical operating areas, some difficult decisions and actions pertaining to personnel, and in bringing additional transit security-related products and services into the product mix. When coupled with the favorable outcome in August of a 45 percent increase in U.S. funding as a result of the $286.4 billion transportation bill, SAFETEA-LU, our plan should position the Company to reach the $85 million to $95 million range of annual sales run rate by the end of 2008. We believe that this long-sought-but-slow-to-materialize range of increasing revenue should bring profitability. I am quite optimistic about our long-term trends and indications."

    Conference Call Information

    Senior management will discuss third quarter 2005 results, as well as the Company's long-term outlook, during an investors' conference call on Tuesday, Nov. 15, 2005, at 11 a.m. (Eastern). To participate in the live questions-and-answers exchange, call one of the following telephone numbers at least five minutes prior to the start time:
Domestic, (800) 936-9754; or International, (973) 935-2048. Telephone replay will be available through Nov. 30, 2005, via the following telephone numbers: Domestic, (877) 519-4471 (Replay Pin Number 6689637); or International, (973) 341-3080 (Replay Pin Number 6689637). To participate via webcast, go to http://www.viavid.net/detailpage.aspx?sid=00002AD5. The webcast will be archived for three months.

    About the Company

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning expected results, future revenues, profitability and cash flows, the success of recent product and service introductions, the future state of our industry sector as a whole, our future assessment of current trends and indicators, the effect of the passage of SAFETEA-LU as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind expected results, future revenues, cash flows and profitability, the success of recent product and service introductions, the uncertainties surrounding our industry sector as a whole, the risk that we may incorrectly analyze current trends and indicators, the risk that the or passage of SAFETEA-LU will not have a material positive effect may not prove accurate over time, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                    CONSOLIDATED  BALANCE  SHEETS

         (In thousands, except shares and per share amounts)

                                            September 30,
                                                2005      December 31,
                                             (Unaudited)      2004
                                            ------------- ------------
                   ASSETS
Current Assets
  Cash and cash equivalents                         $687         $841
  Trade accounts receivable, net                  10,404       10,208
  Other receivables                                  286          259
  Inventories                                      9,933        9,187
  Prepaids and other current assets                  568          381
                                            ------------- ------------
    Total current assets                          21,878       20,876
                                            ------------- ------------

Property and equipment, net                        3,662        3,562
Goodwill, net                                     10,017       11,636
Intangible assets, net                             1,208        1,490
Deferred tax assets, net                             128          148
Other assets                                         194          329
                                            ------------- ------------
    Total assets                                 $37,087      $38,041
                                            ============= ============

  LIABILITIES  AND  SHAREHOLDERS'  EQUITY
Current Liabilities
  Lines of credit                                 $5,977       $3,717
  Current portion of long-term debt                  932        2,394
  Accounts payable                                 5,357        4,525
  Accrued expenses                                 3,372        2,241
  Preferred stock dividends payable                   70           52
                                            ------------- ------------
    Total current liabilities                     15,708       12,929
                                            ------------- ------------

Long-term debt and capital leases, less
 current portion                                      65          653
                                            ------------- ------------

Deferred tax liabilities                             398          377
                                            ------------- ------------

Minority interest in consolidated subsidiary         604          441
                                            ------------- ------------

Commitments and contingencies                         --           --

Shareholders' Equity
  Series E Redeemable, Nonvoting,
   Convertible Preferred Stock, $.10 par
   value, liquidation preference of $5,000
   per share; 500 shares authorized; 207
   shares issued and outstanding at
   September 30, 2005 and December 31, 2004,
   respectively.                                     615          615
  Series G Redeemable, Convertible Preferred
   Stock, $.10 par value, liquidation
   preference of $5,000 per share; 600
   shares authorized; 336 and 0 shares
   issued and outstanding at September 30,
   2005 and December 31, 2004, respectively;
   redeemable at the discretion of the
   Company after five years.                       1,399           --
  Series AAA Redeemable, Nonvoting,
   Convertible Preferred Stock, $.10 par
   value, liquidation preference of $5,000
   per share; 20,000 shares authorized; 178
   and 246 shares issued and outstanding at
   September 30, 2005 and December 31, 2004,
   respectively; redeemable at the
   discretion of the Company.                        890        1,230
  Common stock, $.10 par value, 25,000,000
   shares authorized; 9,698,515 and
   9,599,036 shares issued and outstanding
   at September 30, 2005 and December 31,
   2004, respectively.                               970          960
  Additional paid-in capital                      30,399       29,815
  Accumulated other comprehensive income --
   foreign currency translation                    2,105        3,617
  Accumulated deficit                            (16,066)     (12,596)
                                            ------------- ------------
    Total shareholders' equity                    20,312       23,641
                                            ------------- ------------
    Total liabilities and shareholders'
     equity                                      $37,087      $38,041
                                            ============= ============



               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
         CONSOLIDATED  STATEMENTS  OF  OPERATIONS (UNAUDITED)
   FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

          (In thousands, except share and per share amounts)

                            Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Net sales                    $10,890    $11,508    $34,185    $35,390
Cost of sales                  7,456      6,564     21,416     20,493
                           ---------- ---------- ---------- ----------
  Gross profit                 3,434      4,944     12,769     14,897
                           ---------- ---------- ---------- ----------

Operating expenses
  Selling, general and
   administrative              4,414      4,184     13,911     12,330
  Research and development       605        452      1,376      1,422
                           ---------- ---------- ---------- ----------
        Total operating
         expenses              5,019      4,636     15,287     13,752
                           ---------- ---------- ---------- ----------

  Operating income (loss)     (1,585)       308     (2,518)     1,145
                           ---------- ---------- ---------- ----------

Other income                      67         20        191        101
Foreign currency gain
 (loss)                           30          3       (203)       (93)
Interest expense                (108)      (151)      (370)      (741)
                           ---------- ---------- ---------- ----------
        Total other income
         and interest
         expense                 (11)      (128)      (382)      (733)
                           ---------- ---------- ---------- ----------

  Income (loss) before
   income tax expense         (1,596)       180     (2,900)       412

Income tax expense              (121)      (673)      (227)      (717)
                           ---------- ---------- ---------- ----------

  Loss before minority
   interest in income of
   consolidated subsidiary    (1,717)      (493)    (3,127)      (305)

Minority interest in income
 of consolidated subsidiary     (181)       (73)      (343)       (99)
                           ---------- ---------- ---------- ----------

  Net loss                    (1,898)      (566)    (3,470)      (404)

  Provision for preferred
   stock dividends               (63)       (57)      (410)      (231)
  Amortization for discount
   on preferred stock             --         --       (275)        --
                           ---------- ---------- ---------- ----------

  Net loss applicable to
   common shareholders       $(1,961)     $(623)   $(4,155)     $(635)
                           ========== ========== ========== ==========

Net loss per share
 applicable to common
 shareholders
        Basic and diluted     $(0.20)    $(0.08)    $(0.43)    $(0.10)
                           ========== ========== ========== ==========

Weighted average number of
 common shares and common
 share equivalent
 outstanding
        Basic and diluted  9,696,765  8,202,786  9,656,660  6,358,431
                           ========== ========== ========== ==========



    CONTACT: Digital Recorders, Inc.
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com
             or
             Investor Relations Contact:
             The Investor Relations Company
             Brien Gately, 800-536-8472
             Fax: 847-296-4460
             E-Mail: bgately@tirc.com